Exhibit 99.1

APOGEE ACQUIRES ALUMICOR LIMITED,

CANADIAN STOREFRONT, ENTRANCE, CURTAINWALL COMPANY

MINNEAPOLIS, MN (Tuesday, November 5, 2013) – Apogee Enterprises, Inc. (Nasdaq:APOG) announced today that it has acquired 100 percent of the stock of Toronto-based Alumicor Limited, which finishes and fabricates aluminum frames for window, storefront, entrance and curtainwall products for the Canadian commercial construction industry, for approximately $52 million from majority shareholder Fulcrum Capital Partners and six minority shareholders. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

“We are very pleased to acquire Alumicor, a Canadian market leader with annual revenues of approximately C$60 million and an impressive management team,” said Joseph F. Puishys, Apogee chief executive officer. “Alumicor ideally complements Apogee’s growth strategies. It helps Apogee grow geographically by expanding our presence in the Canadian non-residential market, and will also contribute to growth through new product introductions.

“Alumicor is a growing company with operating margins consistent with the Architectural Framing Systems segment, and we expect it to be accretive to Apogee’s earnings in fiscal 2015,” said Puishys. “Alumicor serves both new construction and retrofit projects in the Canadian institutional and commercial sectors. It is a brand known for quality and delivery, consistent with the strength of Apogee’s other brands.”

“We are pleased to be joining forces with Apogee, a strong company that is also known for its leadership and integrity in commercial construction markets,” said Larry Maker, Alumicor president. “We look forward to working with Apogee to capitalize on opportunities to grow Alumicor and to leverage synergies with our new sister companies.”

“This is the second acquisition Apogee has completed this fiscal year, the first being a custom window company in Colorado,” said Puishys. “Along with our organic growth initiatives, this puts us well on our way to exceeding our goal to be $1 billion in revenues by the end of fiscal 2016.”

Apogee funded the acquisition from cash. Alumicor will be a seventh stand-alone business in the Apogee portfolio, reporting to Puishys. Its results will be incorporated in the Architectural Framing Systems segment, which includes Tubelite, a storefront, entrance and curtainwall company serving U.S. markets, Wausau, a custom window and curtainwall company, and Linetec, a finishing company.

- MORE -

Apogee Enterprises, Inc. — 4400 West 78th Street — Minneapolis, MN 55435 — (952) 835-1874 — www.apog.com

Apogee Enterprises, Inc.

About Alumicor Limited

Alumicor, headquartered in Toronto and with facilities in Toronto, Manitoba, Quebec and Nova Scotia, was founded in 1959. The designer, finisher and supplier of architectural aluminum building envelope products, including storefront, entrance, window and curtainwall framing systems, has approximately 300 employees. Alumicor drives innovation with products and manufacturing capabilities that respond to the evolving needs of the architectural and building community. It is known for its technical competence, responsiveness and integrity. With a commitment to sustainable design through the use of recycled aluminum, Alumicor is positioned to support green building projects and LEED eligibility.

About Fulcrum Capital Partners

Fulcrum Capital Partners, Vancouver, British Columbia, and Toronto, Ontario, Canada, is a leading private investment management firm providing flexible private equity and mezzanine financing to Canadian middle-market companies. Fulcrum Capital manages two private equity funds with C$350 million in committed capital, and a mezzanine finance business in excess of C$400 million in committed capital.

About Apogee Enterprises

Apogee Enterprises, Inc., headquartered in Minneapolis, provides distinctive solutions for enclosing commercial buildings and framing art. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

•	Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

Forward-Looking Statements

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) operational risks: i) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments; ii) consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; iii) actions of competitors or new market entrants; iv) ability to fully and efficiently utilize production capacity; v) product performance, reliability, execution or quality problems; vi) installation project management issues that could result

- MORE -

Apogee Enterprises, Inc. — 4400 West 78th Street — Minneapolis, MN 55435 — (952) 835-1874 — www.apog.com

Apogee Enterprises, Inc.

in losses on individual contracts; vii) changes in consumer and customer preference, or architectural trends and building codes; and viii) dependence on a relatively small number of customers in certain business segments; (B) financial risks: i) revenue and operating results that are volatile; and ii) financial market disruption which could impact company, customer and supplier credit availability; (C) self-insurance risk related to a material product liability or other event in which the company is liable; (D) cost of compliance with environmental regulations; (E) potential impact on financial results if one or more senior executives were no longer active with the company; and (F) integration of two recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2013.

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

Apogee Enterprises, Inc. — 4400 West 78th Street — Minneapolis, MN 55435 — (952) 835-1874 — www.apog.com